EXHIBIT 99.1

Vonage Holdings Corp. Reports Third Quarter 2011 Results

— Net Income Triples to $24 Million or $0.11 per Share Excluding Adjustments1 —

— Adjusted EBITDA2 of $40 Million —

— Revenue of $217 Million —

Holmdel, NJ, November 2, 2011 – Vonage Holdings Corp. (NYSE: VG), a leading provider of communications services connecting people through broadband devices worldwide, announced results for the third quarter ended September 30, 2011.

The Company reported net income of $24 million or $0.11 per share excluding adjustments.1 This is up from $8 million or $0.04 per share in the year ago quarter. Including a one-time adjustment of $8 million related to the Company’s refinancing, GAAP net income was $16 million or $0.07 per share. This is up from a net loss of $55 million or $0.26 per share in the year ago quarter, which included $60 million in one-time charges associated with the Company’s 2010 debt refinancing.

Vonage reported adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”)2 of $40 million, up from $35 million in the year ago quarter and down from $44 million sequentially. Revenue totaled $217 million, an increase from $214 million the prior year and down from $218 million sequentially. Income from operations was $27 million, an increase from $20 million in the year ago quarter and down from $31 million sequentially.

Marc Lefar, Vonage Chief Executive Officer, said, “We are pleased to report that we tripled quarterly net income from the same quarter last year, and for the fourth consecutive quarter generated EBITDA of at least $40 million. Our recently expanded distribution channels contributed to higher customer additions and increased acquisition efficiency. Although gross line additions increased, churn was slightly higher than expected due to the full year impact of the “no contract” policy. We expect improvements over the next few months as we will no longer experience the churn spike customarily associated with contract expirations. We anticipate stable to lower churn in the fourth quarter.”

“We are encouraged by customer response to our new mobile initiatives. Consumers are demonstrating a strong willingness to shift communications from landline calling to Vonage mobile applications. In addition, we are aggressively focused on international expansion and expect to announce our first partnership early next year.”

Third Quarter Financial and Operating Results

Revenue was $217 million, up from $214 million in the year ago quarter reflecting improvements in customer mix and higher Universal Service Fund (“USF”) fees. Average service revenue per user was $30.06, up from $29.45 in the third quarter of 2010 on improved plan mix and lower bad debt.

Direct cost of telephony services (“COTS”) declined to $59 million from $60 million in the year ago quarter driven by lower costs of domestic termination, which more than offset the anticipated growth in international long distance from Vonage World and Vonage Extensions. On a per line basis, COTS was $8.25, down from $8.36 in the year ago quarter.

Direct cost of goods sold was $11 million, down from $13 million in the third quarter of 2010. Direct margin3 increased to 68% from 66% in the year ago quarter.

Selling, general and administrative (“SG&A”) expense was $59 million, flat compared to the year ago quarter.

Pre-marketing operating income (“PMOI”)2, which represents cash generated from the Company’s existing customer base, was $101 million, up from $95 million in the year ago quarter. PMOI per line was $14.11, up from $13.25 in the third quarter of 2010.

Marketing expense was $51 million, up from $49 million in the year ago quarter. Subscriber line acquisition cost (“SLAC”) was $300, down from $302 in the prior year and $330 sequentially.

Gross line additions were 170,000, up from 163,000 the prior year and 158,000 sequentially reflecting progress from the Company’s expanded distribution efforts and the addition of customers to its Vonage World plan. The Company reported a net loss of 9,000 lines, compared to a loss of 5,000 lines in the year-ago quarter and 11,000 net line losses sequentially.

Churn was 2.7%, up from 2.4% in the year ago quarter and 2.5% sequentially reflecting an increase in customer cancellations in some customer segments and the impact of the Company’s “no contract” policy. The Company expects fourth quarter churn to be at or below third quarter levels.

As of September 30, 2011, cash and cash equivalents, including $7 million in restricted cash, totaled $63 million. Capital expenditures for the quarter were $12 million. Free cash flow4 was $34 million.

2011 Outlook

Consistent with prior guidance for 2011, the Company expects to achieve adjusted EBITDA of at least $165 million and to report gross line additions that exceed prior year levels.

Vonage continues to believe in the attractiveness of the strategic markets it has identified as the foundation of its growth initiatives, including international long distance, mobile, and international expansion opportunities, and is continuing to invest in these areas. Although the Company is encouraged by early results from product launches, distribution gains and international business development activities, revenues are ramping more slowly than originally anticipated. The revenue ramp from these initiatives is delayed by several months and is expected to more favorably impact results in 2012.

The Company expects full year churn to be 2.6%, at the high end of its previous guidance of mid two percent. As a result, full year 2011 net line additions are likely to be slightly negative. In addition, the Company expects capital expenditures not to exceed $40 million.

(1)	This is a non-GAAP financial measure. Refer below to Table 4 for a reconciliation to GAAP net income (loss).

(2)	This is a non-GAAP financial measure. Refer below to Table 3 for a reconciliation to GAAP income from operations.

(3)	Direct margin is defined as operating revenues less direct cost of telephony services and direct cost of goods sold as a percentage of revenues.

(4)	This is a non-GAAP financial measure. Refer to Table 5 for a reconciliation to GAAP net cash provided by operating activities.

VONAGE HOLDINGS CORP.

TABLE 1. CONSOLIDATED FINANCIAL DATA

(Dollars in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2011	2011	2010	2011	2010
	(unaudited)			(unaudited)
Statement of Operations Data:
Operating Revenues:
Telephony services	$215,824	$217,288	$212,135	$651,342	$658,366
Customer equipment and shipping	683	997	1,991	3,291	9,052

	216,507	218,285	214,126	654,633	667,418

Operating Expenses:
Direct cost of telephony services (excluding depreciation and amortization of $3,864, $3,867, $4,357, $11,855 and $14,297, respectively)	59,230	57,883	60,263	177,302	185,727
Direct cost of goods sold	10,711	9,865	13,214	31,631	43,914
Selling, general and administrative	59,451	58,481	58,908	176,175	180,463
Marketing	51,044	52,211	49,254	152,659	147,818
Depreciation and amortization	8,683	8,664	12,649	28,413	40,346

	189,119	187,104	194,288	566,180	598,268

Income from operations	27,388	31,181	19,838	88,453	69,150

Other Income (Expense):
Interest income	33	37	154	112	380
Interest expense	(2,926)	(5,588)	(11,569)	(15,116)	(37,203)
Change in fair value of embedded features within notes payable and stock warrant	0	0	(62,150)	(950)	(69,556)
Loss on extinguishment of notes	(7,985)	(3,228)	(1,545)	(11,806)	(4,492)
Other income (expense), net	(47)	44	(19)	(5)	41

	(10,925)	(8,735)	(75,129)	(27,765)	(110,830)

Income (loss) before income tax expense	16,463	22,446	(55,291)	60,688	(41,680)

Income tax expense	(426)	(698)	(91)	(1,790)	(296)

Net income (loss)	$16,037	$21,748	$(55,382)	$58,898	$(41,976)

Net income (loss) per common share:
Basic	$0.07	$0.10	$(0.26)	$0.26	$(0.20)

Diluted	$0.07	$0.09	$(0.26)	$0.24	$(0.20)

Weighted-average common shares outstanding:
Basic	225,281	224,233	212,086	223,903	208,278

Diluted	241,189	244,590	212,086	242,295	208,278

VONAGE HOLDINGS CORP.

TABLE 1. SUMMARY CONSOLIDATED FINANCIAL DATA — (Continued)

(Dollars in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2011	2011	2010	2011	2010
	(unaudited)			(unaudited)
Statement of Cash Flow Data:
Net cash provided by operating activities	$45,533	$45,151	$30,836	$108,141	$175,354
Net cash used in investing activities	(11,938)	(8,573)	(3,379)	(24,355)	(29,421)
Net cash used in financing activities	(40,708)	(53,201)	(17,606)	(107,616)	(42,090)
Capital expenditures, intangible asset purchases and development of software assets	(11,939)	(8,573)	(8,506)	(25,403)	(24,612)

	September 30, 2011	December 31, 2010
	(unaudited)
Balance Sheet Data (at period end):
Cash and cash equivalents	$55,590	$78,934
Restricted cash	6,930	7,978
Accounts receivable, net of allowance	17,747	15,207
Inventory, net of allowance	7,161	6,143
Prepaid expenses and other current assets	18,242	17,231
Deferred customer acquisition costs	5,774	7,574
Property and equipment, net	69,970	79,050
Software, net	42,374	35,516
Debt related costs, net	2,404	5,372
Intangible assets, net	3,328	4,186
Other assets	3,035	3,201

Total assets	$232,555	$260,392

Accounts payable and accrued expenses	$134,055	$126,535
Deferred revenue	42,199	45,181
Total notes payable and revolving credit facility, including current portion, net of discount	92,916	193,004
Capital lease obligations	18,145	19,448
Other liabilities	—	5,871

Total liabilities	$287,315	$390,039

Total stockholders’ deficit	$(54,760)	$(129,647)

VONAGE HOLDINGS CORP.

TABLE 2. SUMMARY CONSOLIDATED OPERATING DATA

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2011	2011	2010	2011	2010
Gross subscriber line additions	170,344	158,004	163,055	503,736	472,770
Change in net subscriber lines	(8,939)	(10,568)	(4,846)	(16,162)	(35,861)
Subscriber lines (at period end)	2,388,721	2,397,660	2,399,035	2,388,721	2,399,035
Average monthly customer churn	2.7%	2.5%	2.4%	2.6%	2.5%
Average monthly revenue per line	$30.16	$30.28	$29.72	$30.35	$30.68
Average monthly telephony services revenue per line	$30.06	$30.14	$29.45	$30.19	$30.27
Average monthly direct cost of telephony services per line	$8.25	$8.03	$8.36	$8.22	$8.54
Marketing costs per gross subscriber line addition	$300	$330	$302	$303	$313
Employees (excluding temporary help) (at period end)	1,035	1,059	1,145	1,035	1,145
Direct margin as a % of total revenue	67.7%	69.0%	65.7%	68.1%	65.6%

VONAGE HOLDINGS CORP.

TABLE 3. RECONCILIATION OF GAAP INCOME FROM OPERATIONS TO ADJUSTED

EBITDA AND PRE-MARKETING OPERATING INCOME

(Dollars in thousands)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2011	2011	2010	2011	2010
Income from operations	$27,388	$31,181	$19,838	$88,453	$69,150
Depreciation and amortization	8,683	8,664	12,649	28,413	40,346
Share-based expense	4,131	3,854	2,483	10,460	5,831

Adjusted EBITDA	40,202	43,699	34,970	127,326	115,327
Marketing	51,044	52,211	49,254	152,659	147,818
Customer equipment and shipping	(683)	(997)	(1,991)	(3,291)	(9,052)
Direct cost of goods sold	10,711	9,865	13,214	31,631	43,914

Pre-marketing operating income	$101,274	$104,778	$95,447	$308,325	$298,007

As a % of telephony services revenue	46.9%	48.2%	45.0%	47.3%	45.3%

VONAGE HOLDINGS CORP.

TABLE 4. RECONCILIATION OF GAAP NET INCOME (LOSS) TO

NET INCOME EXCLUDING ADJUSTMENTS

(Dollars in thousands, except per share amounts)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2011	2011	2010	2011	2010
Net income (loss)	$16,037	$21,748	$(55,382)	$58,898	$(41,976)
Change in fair value of embedded features within notes payable and stock warrant	0	0	62,150	950	69,556
Loss on extinguishment of notes	7,985	3,228	1,545	11,806	4,492

Net income excluding adjustments	$24,022	$24,976	$8,313	$71,654	$32,072

Net income (loss) per common share:
Basic	$0.07	$0.10	$(0.26)	$0.26	$(0.20)

Diluted	$0.07	$0.09	$(0.26)	$0.24	$(0.20)

Weighted-average common shares outstanding:
Basic	225,281	224,233	212,086	223,903	208,278

Diluted	241,189	244,590	212,086	242,295	208,278

Net income per common share, excluding adjustments:
Basic	$0.11	$0.11	$0.04	$0.32	$0.15

Diluted	$0.10	$0.10	$0.04	$0.30	$0.15

Weighted-average common shares outstanding:
Basic	225,281	224,233	212,086	223,903	208,278

Diluted	241,189	244,590	229,379	242,380	224,718

VONAGE HOLDINGS CORP.

TABLE 5. FREE CASH FLOW

(Dollars in thousands)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2011	2011	2010	2011	2010
Net cash provided by operating activities	$45,533	$45,151	$30,836	$108,141	$175,354

Less:

Capital expenditures	(3,686)	(3,869)	(3,980)	(8,853)	(11,346)
Acquisition and development of software assets	(8,253)	(4,704)	(4,526)	(16,550)	(13,266)

Free cash flow	$33,594	$36,578	$22,330	$82,738	$150,742

About Vonage

Vonage (NYSE: VG) is a leading provider of low-cost communications services connecting individuals through broadband devices worldwide. Our technology serves approximately 2.4 million subscribers. We provide feature-rich, affordable communication solutions that offer flexibility, portability and ease-of-use. Our Vonage World plan offers unlimited calling to more than 60 countries with popular features like call waiting, call forwarding and voicemail — for one low monthly rate. Vonage's service is sold on the web and through regional and national retailers including Wal-Mart Stores Inc., Best Buy, Kmart and Sears, and is available to customers in the U.S. (www.vonage.com), Canada (www.vonage.ca) and the United Kingdom (www.vonage.co.uk).

Vonage Holdings Corp. is headquartered in Holmdel, New Jersey. Vonage® is a registered trademark of Vonage Marketing Inc., a subsidiary of Vonage Holdings Corp.

To follow Vonage on Twitter, please visit www.twitter.com/vonage_voice. To become a fan on Facebook, go to www.facebook.com/vonage.

Vonage Investor Contact:	Vonage Media Contact:

Leslie Arena 732.203.7372 leslie.arena@vonage.com	Jen Holzapfel 732.444.2585 jennifer.holzapfel@vonage.com

Use of Non-GAAP Financial Measures

This press release includes the following measures defined as non-GAAP financial measures by the Securities and Exchange Commission: adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”), pre-marketing operating income, net income (loss) excluding adjustments, and free cash flow.

Vonage uses adjusted EBITDA and pre-marketing operating income as principal indicators of the operating performance of its business.

Vonage believes that adjusted EBITDA permits a comparative assessment of its operating performance, relative to its performance based on its GAAP results, while isolating the effects of depreciation and amortization, which may vary from period to period without any correlation to underlying operating performance, and of share-based expense, which is a non-cash expense that also varies from period to period.

Vonage believes that pre-marketing operating income is an important metric to evaluate the profitability of the existing customer base to justify the level of continued investment in growing that customer base. In addition, as the Company is focused on growing both its revenue and customer base, the Company has chosen to invest significant amounts on its marketing activities to acquire and replace subscribers.

The Company provides information relating to its adjusted EBITDA and pre-marketing operating income so that investors have the same data that the Company employs in assessing its overall operations. The Company believes that trends in its adjusted EBITDA and pre-marketing operating income are valuable indicators of the operating performance of the Company on a consolidated basis and of its ability to produce operating cash flow to fund working capital needs, to service debt obligations, and to fund capital expenditures.

The Company has also excluded from its net income (loss) the change in fair value of embedded features within notes payable and stock warrant and loss on extinguishment of notes. The Company believes that excluding these items will assist investors in evaluating the Company’s operating performance and in better understanding its results of operations when these events occurred on a comparative basis.

Vonage considers free cash flow to be a liquidity measure that provides useful information to management about the amount of cash generated by the business that, after the acquisition of equipment and software, can be used by Vonage for debt service and strategic opportunities. Free cash flow is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure.

The non-GAAP financial measures used by Vonage may not be directly comparable to similarly titled measures reported by other companies due to differences in accounting policies and items excluded or included in the adjustments, which limits its usefulness as a comparative measure. These non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Vonage defines adjusted EBITDA as GAAP income from operations excluding depreciation and amortization and share-based expense.

Vonage defines pre-marketing operating income as GAAP income from operations excluding customer equipment and shipping revenue, direct cost of goods sold, depreciation and amortization, marketing and share-based expense.

Vonage defines net income (loss) excluding adjustments, as GAAP net income (loss) excluding the change in fair value of embedded features within notes payable and stock warrant and the loss on extinguishment of notes.

Vonage defines free cash flow as net cash provided by operating activities minus capital expenditures and acquisition and development of software assets.

Conference Call and Webcast

Management will host a webcast discussion of the quarter’s results on Wednesday, November 2, 2011 at 10:00 AM Eastern Time. To participate, please dial (877) 359-9508 approximately ten minutes prior to the call. International callers should dial (224) 357-2393. A replay will be available approximately two hours after the conclusion of the call until midnight November 15, 2011, and may be accessed by dialing (855) 859-2056. International callers should dial (404) 537-3406. The replay passcode is: 16438158.

The webcast will be broadcast live through Vonage’s Investor Relations website at http://ir.vonage.com. Windows Media Player or RealPlayer is required to listen to this webcast. A replay will be available shortly after the live webcast.

Safe Harbor Statement

This press release contains forward-looking statements regarding growth strategy, financial results, capital expenditures, subscriber line additions, and churn. In addition, other statements in this press release that are not historical facts or information may be forward-looking statements. The forward-looking statements in this release are based on information available at the time the statements are made and/or management’s belief as of that time with respect to future events and involve risks and uncertainties that could cause actual results and outcomes to be materially different. Important factors that could cause such differences include but are not limited to: the competition the Company faces; the Company’s ability to adapt to rapid changes in the market for voice and messaging services; the Company’s ability to retain customers and attract new customers; results of pending litigation and intellectual property and other litigation that may be brought against the Company; failure to protect the Company’s trademarks and internally developed software; the Company’s ability to obtain or maintain relevant intellectual property licenses; the Company’s dependence on third party facilities, equipment, systems, and services; the Company’s ability to implement its new billing and ordering management system; system disruptions or flaws in the Company’s technology; fraudulent use of the Company’s name or services; the Company’s ability to maintain data security; results of regulatory inquiries into the Company’s business practices; the Company’s ability to obtain additional financing if required; restrictions in the Company’s debt agreements that may limit the Company’s operating flexibility; any reinstatement of holdbacks by the Company’s vendors; the Company’s dependence on the Company’s customers’ existing broadband connections; uncertainties relating to regulation of VoIP services; increased governmental regulation, currency restrictions, and other restraints and burdensome taxes and risks incident to foreign operations; differences between the Company’s service and traditional phone services, including the Company’s 911 service; the Company’s dependence upon key personnel; the Company’s history of net losses and ability to achieve consistent profitability in the future; and other factors that are set forth in the “Risk Factors” section and other sections of Vonage’s Annual Report on Form 10-K for the year ended December 31, 2010, as well as in the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. While the Company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, and therefore, you should not rely on these forward-looking statements as representing the Company’s views as of any date subsequent to today.

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